Exhibit 99.1

Q1 2013 Selected Operating and Financial Results

Unitymedia KabelBW Delivers 9% Revenue Growth in Q1 2013

Cologne, Germany - May 7, 2013. Unitymedia KabelBW GmbH (“Unitymedia KabelBW”), the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse (collectively, the “Unitymedia” footprint) and Baden-Württemberg (the “KabelBW” footprint), today provides selected, preliminary unaudited financial and operating information for the three months ended March 31, 2013. Unitymedia KabelBW is a wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on the websites of Unitymedia KabelBW (www.umkbw.de) and Liberty Global (www.lgi.com). In addition, Unitymedia KabelBW's March 31, 2013 unaudited condensed consolidated financial statements are expected to be posted to both websites prior to the end of May 2013.

Operating and financial highlights for the three months ended March 31, 2013 (“Q1”), as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•	Increased total organic RGUs by 717,300 or 7% in the last twelve months, including 168,900 RGUs during Q1 2013

•	Continued strong momentum in broadband and telephony in 2013:

◦	Q1 2013 internet net additions were 99,900, in line with the average quarterly performance during the last eight quarters in the combined Unitymedia and KabelBW footprints

◦	Telephony RGUs grew by 91,300 during Q1 2013, as over 90% of internet additions also subscribed to a fixed-line voice product

•	Introduced unencrypted basic digital video in our Unitymedia footprint on January 1, 2013 and further strengthened our HD line-up, now offering up to 48 HD channels

•	Further harmonized bundle portfolios and pricing across Unitymedia and Kabel BW footprints in April
Financial Results:*

•	Revenue increased 9% to €469 million in Q1 2013 and our monthly ARPU per customer improved 9% to €19.85 during the same period

•	Adjusted EBITDA grew by 10% to €275 million in Q1 2013, representing a margin uplift of 70 basis points to 59%

•	Net loss was €72 million in Q1 2013

•	Property, equipment and intangible asset additions were 21% of revenue during Q1 2013, as compared to 28% in the respective prior year period

__________________

*	For definitions and reconciliations of certain financial and subscriber metrics, please see pages 7-10.

Unitymedia KabelBW Operating Statistics Summary*

	As of and for the respective period ended March 31,
	2013	2012	Change

Footprint
Homes Passed(1)	12,582,500	12,470,100	**
Two-way Homes Passed(2)	12,174,800	12,064,200	**

Subscribers (RGUs)(3)(12)
Analog Cable(4)	4,489,400	4,677,300	(4%)
Digital Cable(5)	2,177,800	2,067,500	5%
Total Video	6,667,200	6,744,800	(1%)
Internet(6)	2,319,100	1,918,000	21%
Telephony(7)	2,323,300	1,949,600	19%
Total RGUs	11,309,600	10,612,400	7%

Q1 organic RGU net additions (losses)
Analog Cable	(14,200)	(91,300)	84%
Digital Cable	(8,100)	83,700	N.M.
Total Video	(22,300)	(7,600)	(193%)
Internet	99,900	113,500	(12%)
Telephony	91,300	113,200	(19%)
Total RGU Net Additions	168,900	219,100	(23%)

Penetration
Digital Cable as % of Total Video Subs(8)	32.7%	30.7%	200bp
Internet as % of Two-way Homes Passed(9)	19.0%	15.9%	310bp
Telephony as % of Two-way Homes Passed(9)	19.1%	16.2%	290bp

Customer relationships(12)
Customer Relationships(10)	7,059,300	6,948,000	2%
RGUs per Customer Relationship	1.60	1.53	5%

Customer bundling
Single-Play	66.5%	71.6%	(510bp)
Double-Play	6.7%	4.0%	270bp
Triple-Play	26.8%	24.4%	240bp

ARPU(11)
Q1 Monthly ARPU per Customer Relationship	€19.85	€18.22	9%

* For footnote disclosure, please refer to pages 9-10.
** Less than 1%
N.M. - Not Meaningful.

Subscriber Statistics and Commercial Development

At March 31, 2013, our 7.1 million customers subscribed to a total of 11.3 million services, consisting of 6.7 million video, 2.3 million internet and 2.3 million telephony subscriptions. Since Q1 2012, we have added 109,500 customer relationships, including 10,200 in the first quarter of 2013, growing our total RGU base by 717,300 or 7% organically. During Q1 2013, we added 168,900 RGUs, as compared to 219,100 RGUs in the prior year period. Our Q1 2012 RGU additions were a quarterly record for us, as we had begun to implement the Go-for-Growth initiative in our Unitymedia footprint by opening additional retail shops. Our RGU net additions during Q1 2013 were negatively impacted by a loss of 16,100 RGUs (including 9,500 video, 3,300 broadband internet and 3,300 telephony RGUs) relating to the December 2011 loss of a housing association contract, with additional RGU losses expected as sub-contracts roll-off over the next quarters.

Our overall bundling penetration increased 5% year-on-year to 1.60 RGUs per customer relationship as 27% of our customers now take all three services from us and 7% of customers use two services. As a result, we expanded our monthly ARPU per customer to €19.85 in Q1 2013, up 9% compared to Q1 2012.

During Q1 2013, our video base declined by 22,300 RGUs to 6.7 million subscribing households. After adjusting for the aforementioned housing association loss, our underlying video RGU losses of 12,800 RGUs were broadly in line with the average quarterly losses seen during 2011 and 2012. On January 1, 2013, we unencrypted our basic digital video signal in the Unitymedia footprint, which was consistent with the practice already followed in the KabelBW footprint of not requiring a smartcard to receive our basic digital video channels. In our subscriber totals, we count only those incremental video customers as “digital” who subscribed to a digital video service that requires a recurring monthly fee in addition to the basic cable service fee. Q1 2013 additions to our digital cable RGUs were somewhat negatively impacted by the introduction of unencryption in the Unitymedia footprint. Nevertheless, our customer value proposition has strengthened with this move as customers that are mainly interested in the basic digital tier and who have an integrated cable tuner in their TV do not need to buy or rent a separate set-top box from us. Our HD and HD DVR take-up was unaffected by the introduction of unencryption in our Unitymedia footprint. Including subscribers to our premium packages such as “Highlights” or “AllStars”, we served 17% of our total video households with one or more premium services.

We added 99,900 internet RGUs during Q1 2013, reflecting our continued speed leadership-strategy, as we offer broadband speeds of 100 Mbps and beyond in 97% of our network. Our internet base grew 21% or 402,000 RGUs organically during the last twelve months. As over 90% of our internet additions during Q1 2013 also took a fixed-line voice service, our telephony net additions were 91,300 RGUs during the quarter. Year-on-year, we grew our telephony base organically by 374,400 RGUs or 19% to over 2.3 million. Our internet and telephony penetration, in terms of total upgraded homes passed, is only 19%, which offers strong growth potential as ultra-high-speed broadband connectivity becomes more important.

In April 2013, we further harmonized our product portfolios throughout the Unitymedia and KabelBW footprints, as all residential bundled products are now offered with the same broadband speeds and pricing with two-year minimum contracts. Our key 2play “PLUS 50” offering comes with a 50 Mbps internet flat rate connection including free calls to German landlines at €25 in the first year and €33 as of the second year. In addition, our core 3play “Plus 50” also includes an HD receiver and our “HD Option” for €30 in the first year and €35 as of the second, offering 15 HD channels on top of the over 70 standard digital channels that the basic video tier offers. This product relaunch is bringing the successful Unitymedia 3play bundles to the KabelBW footprint for the first time, incentivizing premium TV take-up in the mid- and high-tier bundles. We now offer one month of free service in these bundles throughout our combined footprint and DSL switchers can get up to six months of free service depending on their remaining DSL contract length.

Financial Results

Unitymedia KabelBW Preliminary Unaudited Selected Financial Results for the Three Months Ended March 31, 2013 and 2012 Based on EU-IFRS*

	Three months ended March 31,
	2013	2012	Change
	in millions

Revenue	€468.9	€430.6	9%

Adjusted EBITDA(13)	€274.9	€249.3	10%

Property, equipment and intangible asset additions (14)	€96.4	€118.9	(19%)

Key Financial Metrics
Adjusted EBITDA Margin(15)	58.6%	57.9%	70bp
Property, equipment and intangible asset additions as % of revenue	20.6%	27.6%	(700bp)

Revenue for the three months ended March 31, 2013 grew 9% to €468.9 million, as compared to the corresponding prior year period. This increase is largely driven by (1) strong advanced service RGU volume and (2) higher ARPU from digital cable services and broadband internet services, partially offset by the non-recognition of carriage fees from public broadcasters, which were €6.0 million during the three months ended March 31, 2012.

Adjusted EBITDA for the three months ended March 31, 2013 increased by 10% to €274.9 million, as compared to the corresponding prior year period. This strong growth resulted from the net positive impact of the revenue drivers noted above and the continued streamlining of our cost structure following the combination of the Unitymedia and KabelBW operations. These factors were only partially offset by higher programming and customer care costs, which were primarily attributable to our volume growth. In Q1 2013, our Adjusted EBITDA margin expanded by 70 basis points to 58.6%, as compared to Q1 2012.

Property, equipment and intangible asset additions for the three months ended March 31, 2013 were €96.4 million or 20.6% of revenue, as compared to €118.9 million or 27.6% of revenue for the three months ended March 31, 2012. This decline is primarily attributable to lower expenditures for customer premises equipment due to an increase in our use of existing inventory during Q1 2013. In addition, our Q1 2013 property, equipment and intangible asset additions were positively impacted by the timing of certain network-related projects that we currently expect to be implemented during the remainder of the year.

_____________________________

*	International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

For information regarding how our property, equipment and intangible asset additions reconcile to our capital expenditures, as reported in our consolidated cash flow statements, see page 8.

Capital Resources

The following table details the euro equivalent of our consolidated third-party financial debt as of March 31, 2013:

Description	Maturity date	Interest rate	Nominal value		Carrying value
			in millions

2009 UM Senior Notes	Dec. 1, 2019	9.625%	€665.0		€653.0
2009 UM Euro Senior Secured Notes	Dec. 1, 2017	8.125%	€446.0		€439.6
UM Senior Exchange Notes	March 15, 2021	9.500%	€618.0		€616.4
UM Euro Senior Secured Exchange Notes	March 15, 2019	7.500%	€735.1		€740.9
UM Dollar Senior Secured Exchange Notes	March 15, 2019	7.500%	€358.2	(16)	€364.0	(16)
September 2012 UM Senior Secured Notes	Sept. 15, 2022	5.500%	€650.0		€650.0
December 2012 UM Dollar Senior Secured Notes	Jan. 15, 2023	5.500%	€779.9	(16)	€779.9	(16)
December 2012 UM Euro Senior Secured Notes	Jan. 15, 2023	5.750%	€500.0		€500.0
January 2013 UM Senior Secured Notes	Jan. 21, 2023	5.125%	€500.0		€500.0
New Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 3.25%	€337.5		€—
Unitymedia KabelBW Revolving Credit Facility	June 30, 2017	Euribor + 2.50%	€80.0		€—
_____________________________
For footnote disclosure, please refer to pages 9-10.

As of March 31, 2013, cash and cash equivalents were €26.4 million, assets acquired under capital-related vendor financing arrangements via third-party were €22.2 million and our finance lease obligations were €5.9 million, resulting in third-party net debt(17) (net carrying value of debt, including capitalized transaction costs and accrued interest, assets acquired under capital-related vendor financing arrangements via third-party, less cash and cash equivalents) of €5,266.3 million.

During April 2013, we issued €350 million of 5.625% senior secured notes due April 15, 2023. The net proceeds were designated for general corporate purposes, including loans and distributions to our parent companies.

About Unitymedia KabelBW

Unitymedia KabelBW is the leading cable operator in Germany and the federal states of North Rhine-Westphalia, Hesse and Baden-Württemberg and is a wholly-owned subsidiary of Liberty Global. We market our services under two commercial brands, Unitymedia and Kabel BW. We provide analog and digital cable television services as well as internet and telephony services to our 7.1 million customers who reside in our upgraded footprint. As of March 31, 2013, Unitymedia KabelBW served approximately 6.7 million video subscribers, 2.3 million internet subscribers and 2.3 million telephony subscribers over a broadband communications network that passed approximately 12.6 million homes. More information on Unitymedia KabelBW can be found at www.umkbw.de.

About Liberty Global

Liberty Global is the leading international cable company, with operations in 13 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global´s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connect 20 million customers subscribing to 35 million television, broadband internet and telephony services as of March 31, 2013.

Liberty Global's consumer brands include UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global´s operations also include Chellomedia, its content division, Liberty Global Business Services, its commercial division and Liberty Global Ventures, its investment fund. For more information, please visit www.lgi.com.

Disclaimer

This investor release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our continued ability to increase our organic RGU additions and further grow the penetration of bundled product offerings; our insight and expectations regarding competitive and economic factors in our markets; the likelihood of potential further RGU losses relating to the December 2011 loss of a housing association contract, as sub-contracts roll-off over the next quarters; our assessment of the impacts of the unencryption of our basic digital channels; the amount and phasing of our property, equipment and intangible asset additions and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Adjusted EBITDA and to control property, equipment and intangible asset additions as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including Liberty Global's most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our March 31, 2013 unaudited condensed consolidated financial statements prior to the end of May 2013, at which time they will be posted to the investor relations section of the Unitymedia KabelBW website (www.umkbw.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global's consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations – Unitymedia KabelBW		Corporate Communications – Unitymedia KabelBW
Christian Fangmann	+49 221.8462.5151	Katrin Köster	+49 221.8462.5159
		Johannes Fuxjäger	+49 221.8462.5110
Investor Relations – Liberty Global
Christopher Noyes	+1 303.220.6693
Oskar Nooij	+1 303.220.4218

Unitymedia KabelBW Key Preliminary Unaudited Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended March 31,
	2013	2012
	in millions

Revenue	€468.9	€430.6

Adjusted EBITDA(13)	274.9	249.3

Depreciation and amortization	(161.8)	(153.9)
Impairment, restructuring and other operating items, net	(1.5)	0.4
Stock-based compensation	(0.3)	(0.3)
Related-party fees and allocations(18)	(19.1)	(13.3)
Earnings before interest and taxes ("EBIT")	92.2	82.2

Net financial and other expense	(175.4)	(116.5)
Income tax benefit	11.1	16.0
Net loss	€(72.1)	€(18.3)

Property, equipment and intangible asset additions (14)	€96.4	€118.9

Adjusted EBITDA Margin(15)	58.6%	57.9%
Property, equipment and intangible asset additions as % of revenue	20.6%	27.6%

Property, Equipment and Intangible Asset Additions

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended March 31,
	2013	2012
	in millions

Customer premises equipment	€15.9	€27.9
Scalable infrastructure	8.7	10.9
Line extensions / new build	10.8	15.5
Upgrade / rebuild / network improvement	33.4	37.6
Support capital	2.9	8.1
Capitalized subscriber acquisition costs	19.6	18.2
Software and licenses	5.1	0.7
Property, equipment and intangible asset additions (14)	96.4	118.9

Assets acquired under capital-related vendor financing arrangements (including related-party amounts)	(2.4)	(1.5)
Changes in liabilities related to capital expenditures (including related-party amounts)	5.1	2.3
Total capital expenditures	€99.1	€119.7

Footnotes

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(2)
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

(3)
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2013 RGU count excludes 152,800 postpaid subscriber identification module (“SIM”) cards in service.

(4)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber count also includes subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber“). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in our KabelBW footprint and, effective January 1, 2013, our basic digital cable channels are also unencrypted in our Unitymedia footprint.

(5)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 4 above, Basic Digital Cable Subscribers are not included in our Digital Cable Subscriber count.

(6)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. In our Unitymedia footprint, we offer a 128 Kbps wholesale internet service to housing associations on a bulk basis. As of March 31, 2013, our Internet Subscribers include approximately 6,600 subscribers within such housing associations who have requested and received a modem that enables the receipt of this 128 Kbps wholesale internet service.

(7)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony subscribers exclude mobile telephony subscribers.

(8)	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

(9)	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

(10)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(11)
ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(12)
Our business-to-business (“B2B”) revenue primarily is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet and telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

(13)
Adjusted EBITDA is the primary measure used by our management to evaluate the company's performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes, depreciation and amortization. As we use the term, Adjusted EBITDA is defined as EBITDA before stock-based compensation, impairment, restructuring and other operating items and related-party fees and allocations, net. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted EBITDA to net loss is presented on page 7.

(14)	Property, equipment and intangible asset additions include our capital expenditures on an accrual basis and our vendor financing, capital lease and other non-cash additions.

(15)	We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(16)	Based on a USD/EUR exchange rate of 1.2822 as of March 31, 2013.

(17)
Net debt represents the carrying value of total third-party debt, vendor financing and financial lease obligations less cash and cash equivalents. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(18)	Represents charges from parent for general support and administration services rendered.